Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY ANNOUNCES
CHANGES TO LEADERSHIP TEAM
NASHVILLE, Tenn. — June 24, 2009— Gaylord Entertainment Company (NYSE:GET) announced today several key changes to its leadership team, effective immediately.
As part of its continuing efforts to streamline the organization, Gaylord announced that John Caparella, currently chief operating officer, will leave the Company. David Kloeppel, currently chief financial officer and president, will take on an expanded role and will now oversee all Gaylord’s operations in addition to sales, marketing, development, and information technology. Mark Fioravanti, currently treasurer, is being promoted to chief financial officer.
“During his tenure as chief operating officer, John played an important role working with our management team in building our unique culture and developing our Gaylord Hotels brand into a world class destination for convention and leisure guests,” said Colin V. Reed, Gaylord Entertainment chairman and chief executive officer. “We wish him the best of luck in his future endeavors.”
Mr. Reed continued, “John’s departure has given us an opportunity to move forward with our ongoing effort to streamline our management structure while taking advantage of the strength of our existing executives. In his eight years at Gaylord, Dave has played an instrumental role in defining the strategic vision for the Company and has built a deep understanding of our group-centric business model. In a short period of time during a very difficult economic environment, Dave led the charge in several areas of our business that helped the Company maintain its strong margins and preserve revenue. Under Dave’s guidance, we were able to take quick action on our cost-cutting initiatives, and shift the focus of our sales team to fill the occupancy gaps vacated by cancellations, which delivered impressive margins last quarter. I am confident Dave will continue to make significant contributions to the business as he now takes on the expanded role of managing the Company’s operations.”
“I have great confidence in Mark, who has played a pivotal role in shaping the financial profile of the Company and has diligently managed our balance sheet and capital expenditures. Of note, Mark was able to lead the charge on extending the maturities of our credit facilities, a significant undertaking in the current tough lending environment.”

About Gaylord Entertainment
Gaylord Entertainment (NYSE:GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President	Brian Abrahamson
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, CFO	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Patrick Chaffin, Vice President of Strategic Planning & Investor Relations
Gaylord Entertainment
615-316-6282
pchaffin@gaylordentertainment.com
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